Exhibit 10.30
KAR AUCTION SERVICES, INC.
2009 OMNIBUS STOCK AND INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
This Non-Qualified Stock Option Award Agreement (this “Award Agreement”), dated as of [●] (the “Grant Date”), is made by and between KAR Auction Services, Inc., a Delaware corporation (the “Company”), and [●] (the “Recipient”).
1.Definitions. Any capitalized term that is used but not defined in this Award Agreement shall have the meaning ascribed to such term in the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan (as may be amended from time to time, the “Plan”), and (ii) the terms set forth below shall have the following meanings:
(a)“Exchange” means, for any date, New York Stock Exchange or, if different from the New York Stock Exchange, the principal U.S. securities exchange on which the Common Stock is listed on such date.
(b)“Good Reason” shall have the meaning set forth in the Recipient’s employment agreement, to the extent applicable.
(c)“Retirement” means the Recipient’s voluntary termination of employment (i) on or after attaining 65 years of age and at least 5 years of service with the Company and its Affiliates or (ii) on or after December 31, 2022, having attained 60 years of age as of the Grant Date, and having at least 10 years of service with the Company and its Affiliates through the date of termination.
(d)“Option Expiration Date” means the tenth (10th) anniversary of the Grant Date.
(e)“Sustained Stock Price” means following the Grant Date, the closing price of the Common Stock at or above the applicable Stock Price Hurdle (as defined below) is maintained for twenty (20) consecutive Trading Days.
(f)“Trading Day” means any day (i) other than a Saturday or Sunday and (ii) on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.
2.Grant of Stock Option. The Company hereby grants to the Recipient an option to purchase [●] shares of Common Stock at an Exercise Price of $[●] per share, (the “Option”) as of the Grant Date.
3.Vesting.
(a)Time-Based Option. A total of [●] shares of Common Stock subject to the Option (the “Time-Vesting Option”) shall vest and become exercisable in equal installments on each of the first four (4) anniversaries of the Grant Date (each such date, a “Scheduled Vesting Date”);

provided that the Recipient remains in continuous employment with the Company or an Affiliate through, and has not given or received a notice of termination of such employment as of, the applicable Scheduled Vesting Date, unless otherwise provided in Sections 6 and 7, below.
(b)Performance-Based Option. A total of [●] shares of Common Stock subject to the Option (the “Performance-Vesting Option”) shall become eligible to vest and become exercisable in equal 25% increments, each upon the later of the occurrence of the Scheduled Vesting Date and the attainment of the Sustained Stock Price in respect of the applicable “Stock Price Hurdle,” as set forth below (the later of such dates, the “Performance Vesting Date”); provided that the Recipient remains in continuous employment with the Company or an Affiliate through, and has not given or received a notice of termination of such employment as of, the applicable Performance Vesting Date, unless otherwise provided in Sections 6 and 7, below.

Stock Price Hurdle	Percentage of Performance-Vesting Option Vesting (following applicable Scheduled Vesting Date)
$xx [$5.00 above the Exercise Price]	25%
$xx [$10.00 above the Exercise Price]	25%
$xx [$15.00 above the Exercise Price]	25%
$xx [$20.00 above the Exercise Price]	25%

4.Timing of Exercise. Following the vesting of the Option as set forth in Section 3 hereof, the Recipient may exercise all or any portion of such Option at any time prior to the earliest to occur of:
(a)The Option Expiration Date;
(b)The first (1st) anniversary of the Recipient’s termination of employment by reason of the Recipient’s death or Disability; and
(c)The three (3) month period anniversary of the Recipient’s termination of employment by reason of termination of employment by the Company without Cause or a termination of employment by the Recipient for any reason, except in either case for a termination which constitutes Retirement (in which case the vested portion of the Option will remain exercisable until the Option Expiration Date, or a termination addressed in Section 7 below which shall be governed by such section); provided that in the event that the Employee dies after terminating his employment, but within the period during which the Option would otherwise be exercisable hereunder, such three (3) month period shall be extended to the date that is the first (1st) anniversary of such termination.
The Administrator may at any time extend the post-termination exercise period of all or any portion of the Option up to and including, but not beyond, the Option Expiration Date.
5.Method of Exercise. The Recipient may exercise all or any portion of the Option by giving written notice of exercise to the Company specifying the number of shares of Common

Stock to be purchased, accompanied by payment in full of the aggregate exercise price of the shares of Common Stock so purchased in cash or its equivalent. As determined by the Administrator in its sole discretion, payment of the aggregate exercise price of such shares of Common Stock may also be made (i) by means of any cashless exercise procedure approved by the Administrator (including the withholding of shares of Common Stock otherwise issuable upon exercise), (ii) in the form of shares of Common Stock already owned by the Recipient which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock with respect to which the Option is being exercised, (iii) any other form of consideration approved by the Administrator and (iv) any combination of the foregoing.
6.Termination of Employment.
(a)If the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Retirement, then the unvested portions of the Time-Vesting Option and the Performance-Vesting Option as of the date of such termination shall continue to vest in accordance with the applicable vesting schedule set forth in Section 3 hereof, except that the requirement to continue providing services until the applicable vesting dates shall no longer apply.
(b)If the Recipient experiences a termination of employment with the Company and its Affiliates on account of the Recipient’s death or Disability, then (i) the unvested portion of the Time-Vesting Option as of the date of such termination of employment shall vest in full immediately upon such termination of employment and shall be exercisable until the earlier of the first (1st) anniversary of such termination of employment or the Option Expiration Date and (ii) with respect to the Performance-Vesting Option, the service vesting criteria shall be deemed achieved as of such termination of employment and the Performance-Vesting Option shall continue to be eligible to vest in accordance with the applicable vesting schedule set forth in Section 3 hereof until the earlier of the first (1st) anniversary of such termination of employment or the Option Expiration Date. Any portion of the Performance-Vesting Option that vest during such period shall be exercisable until the earlier of the first (1st) anniversary of the termination of employment or the Option Expiration Date. Any portion of the Performance-Vesting Option that is unvested at the end of such period, shall be forfeited on such date.
(c)If the Recipient experiences a termination of employment with the Company and its Affiliates for Cause, then the Time-Vesting Option and the Performance-Vesting Option, whether vested or unvested, as of the date of such termination of employment shall be forfeited on such date.
(d)If the Recipient experiences a termination of employment with the Company and its Affiliates for any reason other those set forth in Sections 6(a), 6(b) and 6(c) above, or as provided in Section 7 below, then any unvested portions of the Time-Vesting Option and the Performance-Vesting Option as of the date of such termination of employment shall be forfeited on such date.

7.Change in Control.
(a)Upon a Change in Control: (i) the unvested portion of the Time-Vesting Option assumed by the Company or its successor shall continue to vest in accordance with the applicable vesting schedule set forth in Section 3 hereof, (ii) with respect to the unvested portion of the Performance-Vesting Option, the Committee shall determine (in its discretion and prior to the Change in Control) whether the price (whether paid in cash or property) in the transaction constituting a Change in Control equals or exceeds the applicable Stock Price Hurdle and the unvested portion of the Performance-Vesting Option shall continue to vest based on continued service as though Sustained Stock Price in respect of such Stock Price Hurdle were achieved at the time of the Change in Control, and the unvested portion of the Performance-Vesting Option that is not eligible to vest based on such Sustained Stock Price shall be forfeited as of the Change in Control.
(b)If following a Change in Control the Recipient’s employment with the Company or its successor is terminated by the Company without Cause or by the Recipient for Good Reason (each, a “CIC Termination”), then (i) the vested portions of the Time-Vesting Option and the Performance-Vesting Option shall remain exercisable until the earlier of the Option Expiration Date or the second (2nd) anniversary of such CIC Termination, and (ii) the unvested portions of the Time-Vesting Option and the Performance-Vesting Option shall become fully vested on the date of such CIC Termination and shall be exercisable until the earlier of the Option Expiration Date or the second (2nd) anniversary of such CIC Termination. Notwithstanding the above, if the Recipient is eligible for Retirement on the date of such CIC Termination, then the Option shall remain exercisable until the Option Expiration Date.
(c)To the extent the unvested portions of the Time-Vesting Option and the Performance-Vesting Option are not assumed by the Company or its successor upon such a Change in Control, then (i) the unvested portion of the Time-Vesting Option shall immediately become fully vested on the date of such Change in Control and (ii) the unvested portion of the Performance-Vesting Option that would remain eligible to vest pursuant to a determination described in Section 7(a)(ii) above shall immediately become fully vested on the date of such Change in Control, and (iii) the remaining unvested portion of the Performance-Vesting Option shall be forfeited as of the Change in Control. Payment in respect of the portions of Time-Vesting Option and the Performance-Vesting Option that vest under this section shall be made in accordance with Section 11 of the Plan as soon as administratively feasible thereafter, but in no event later than sixty (60) days following the date of the Change in Control.
8.Rights as Stockholder. The Recipient shall have no rights of a stockholder with respect to the shares of Common Stock subject to the Option (including the right to vote and the right to receive distributions or dividends) unless and until shares of Common Stock are issued in respect thereof.
9.Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.

10.No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Recipient any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Recipient’s employment any time for any reason whatsoever, with or without cause.
11.Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Recipient and/or to deduct from the shares of Common Stock otherwise issuable hereunder or other compensation payable to the Recipient the amount of any federal, state or local withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option, in each case in accordance with the terms of the Plan.
12.Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
13.Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Recipient and upon the Recipient’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
14.No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Recipient.
15.Necessary Acts. The Recipient hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
16.Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
17.Entire Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
18.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
19.Counterparts; Electronic Signature. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Recipient’s electronic signature of this Award Agreement shall have the same validity and effect as a signature affixed by the Recipient’s hand.
20.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Recipient have duly executed this Agreement as of the date first above written.

KAR AUCTION SERVICES, INC.
By:
Name:
Title:
RECIPIENT

Name

[Signature Page to Non-Qualified Stock Option Award Agreement]
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